Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION CONTACT:
October 8, 2015	Tony Davis, 318.388.9525 tony.davis@centurylink.com

CenturyLink Announces Extension of Exchange Offer

MONROE, La – CenturyLink, Inc. (NYSE: CTL) announced today that it has extended its offer (the “Exchange Offer”) to exchange up to $500,000,000 aggregate principal amount of its 5.625% Senior Notes, Series X, due 2025, which have been registered under the Securities Act of 1933, as amended, for an equal principal amount of its outstanding unregistered 5.625% Senior Notes, Series X, due 2025 (the “Unregistered Notes”).

The Exchange Offer, previously scheduled to expire at 5:00 p.m., New York City time, on October 8, 2015, will now expire at 5:00 p.m., New York City time, on October 15, 2015, unless further extended by CenturyLink.

Except for the extension, all other terms and conditions of the Exchange Offer remain unchanged. The complete terms and conditions of the Exchange Offer are set forth in the Prospectus dated September 10, 2015 (the “Prospectus”), filed with the U.S. Securities and Exchange Commission, and the related Letter of Transmittal. Questions relating to the procedure for tendering, as well as requests for additional copies of the Prospectus and the related Letter of Transmittal, may be directed to the Exchange Agent, Regions Bank, Corporate Trust, II City Plaza, 400 Convention Street, 9th Floor, Baton Rouge, LA 70802, Attention: Kesha J. Moore, telephone number (225) 388-2683.

As of 5:00 p.m., New York City time, on October 8, 2015, all but $25,000 aggregate principal amount of the Unregistered Notes had been validly tendered for exchange and not withdrawn.

This press release is neither an offer to sell any securities nor a solicitation of an offer to buy any securities. CenturyLink is making the Exchange Offer only by, and pursuant to the terms of, the Prospectus and the related Letter of Transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

About CenturyLink

CenturyLink is the third largest telecommunications company in the United States and is recognized as a leader in the network services market by technology industry analyst firms. The company is a global leader in cloud infrastructure and hosted IT solutions for enterprise customers. CenturyLink provides data, voice and managed services in local, national and select international markets through its high-quality advanced fiber optic network and multiple data centers for businesses and consumers. The company also offers advanced entertainment services under the CenturyLink® Prism™ TV and DIRECTV brands. Headquartered in Monroe, La., CenturyLink is an S&P 500 company and is included among the Fortune 500 list of America’s largest corporations.

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